Exhibit 99.1

STR Holdings, Inc. Appoints Robert M. Chiste and
Dr. Uwe Krueger to Its Board of Directors

ENFIELD, Conn. – August 5, 2010 – STR Holdings, Inc. (NYSE: STRI) today announced the appointment of two independent directors, Robert M. Chiste, 62, and Dr. Uwe Krueger, 45, to its Board of Directors.

Robert M. Chiste is an Executive in Residence with the Silicon Valley venture capital firm El Dorado Ventures, where he leads the firm’s cleantech activities. He served as Chairman, President and CEO of Comverge, Inc. (NASDAQ:COMV) from 2001 until his retirement last year.  As a private investor, he co-founded technology systems management solutions provider TriActive, Inc., on-demand fuel industry software provider FuelQuest, Inc., and internet industrial products auction company iMark, Inc.  Mr. Chiste was Vice Chairman, President and CEO of publicly traded Allwaste, Inc., a provider of industrial, energy and environmental services and was founder, President and CEO of American National Power, Inc., a subsidiary of Transco Energy Company.  Mr. Chiste currently serves on the board of directors of AisRe and TriActive, Inc.  He also has served on the boards of FuelQuest, Inc., Franklin Credit Management Corp., Innovative Valve Technologies, Inc., and Pentacon, Inc.  Mr. Chiste received a B.A. in mathematics from the College of New Jersey and J.D. and M.B.A. degrees from Rutgers University.

Dr. Uwe Krueger served from 2007 to 2009 as CEO of Oerlikon Group, a $4 billion Swiss company, whose six business units included a solar division. He began his career at the international strategy consulting firm A.T. Kearney, followed by several positions at Hochtief AG, a $14 billion international provider of construction services, airport management, contract mining and real estate development services.  Posts at Hochtief AG included Senior Vice President and Chairman of Turner International (a subsidiary of Hochtief AG); CEO of Central Eastern Europe; Senior Vice President of Corporate Development and Vice President and Controller.  He currently serves on the advisory board of San Diego-based Zementis, Inc. and is President of Cleantech Switzerland, a Swiss export platform that provides support to companies in the area of sustainability on behalf of the Swiss Federal Government. Previous board memberships include several Oerlikon and Hochtief associated entities in the U.S., Europe and Asia. Dr. Krueger received his undergraduate degree in chemistry and business administration and his PhD in complex system theory and brain research from the University of Frankfurt. He also worked on various research assignments including projects at Columbia University and Ecole Normale Superieur, Paris.

Mr. Chiste will serve on the audit committee as the third independent member as required by SEC and NYSE standards. Dr. Krueger will serve on the nominating and corporate governance committee as an independent board member.

Dennis L. Jilot, STR’s Chairman, President and Chief Executive Officer, stated, “We are delighted to add this impressive talent and experience to our Board.  Both Bob and Uwe have CEO-level experience and specific expertise in the cleantech, solar and service industries. We look forward to benefiting from the strategic, entrepreneurial and technical talents they will bring to both STR Solar and STR Quality Assurance with their global perspectives.”

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which help ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in Company filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:	Joseph Radziewicz, Controller and Principal Accounting Officer
(860) 749-8371
joseph.radziewicz@strus.com